Exhibit 2

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Public-Held Company

MATERIAL FACT

CVM Authorization and Shareholders’ Meeting to Vote on the Exchange and Option Transactions

Republication due to CVM Request

Oi S.A. (“Oi” or the “Company” - Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C), pursuant to a determination set forth in the CVM Official Letter (Ofício) No. 84/2015/CVM/SEP/GEA-2 (annexed below) sent by the Superintendency of Corporate Relations, informs its shareholders and the market in general, that, on this date, the Company was advised that the Joint Committee of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) approved on March 4, 2015 the Company’s authorization request for the exchange and option transactions with Portugal Telecom SGPS S.A. (“PT SGPS”) (the “Exchange” and “Option”, respectively), related to the investments made by PT SGPS in commercial paper issued by Rio Forte Investments, S.A.

According to the CVM’s decision, which was unanimous:

“Finally, the Reporting Member notes the necessity to observe the first paragraph of Article 115 of Law No. 6,404/1976, in particular as a result of this being a related party transaction.

The Joint Committee, by unanimity, agreeing with the vote of the Reporting Member decided to concede to the waiver requested by the Company, conditioned upon: (i) the approval of the Agreement in the shareholders’ meeting; and (ii) the granting of voting rights to the preferred shareholders in this shareholders’ meeting.”

The Company notes that the entire decision of the Joint Committee of the CVM is available on the CVM’s website at www.cvm.gov.br, through the link “Joint Committee Decisions (Decisões do Colegiado), 2015, 04/03/2015.”

Oi’s Board of Directors will call, in the next days, an extraordinary shareholders’ general meeting to vote on the Exchange and the Option. In the opinion of Oi’s management, PT SGPS and its subsidiary will not be entitled to vote in this shareholders’ meeting, in line with the sentiments adopted by the representatives of the Board of Directors of Oi.

The Company will keep its shareholders and the market in general informed of any relevant subsequent events related to the Exchange and the Option.

Rio de Janeiro, March 6, 2015.

Oi S.A.

Bayard De Paoli Gontijo

Chief Executive Officer, Chief Financial Officer and Investor Relations Officer

Annex

Official Letter No. 84/2015/CVM/SEP/GEA-2	Rio de Janeiro, March 6, 2015

Attn:

BAYARD DE PAOLI GONTIJO

Investor Relations Officer of Oi S.A.

Rua Humberto de Campos, n° 425, 8° andar – Leblon

CEP: 22430-190 – Rio de Janeiro – RJ

Tel. (21) 3131-2918

E-mail: invest@oi.net.br

C/C: BM&FBovespa

Re: Republication of Material Fact – ICVM 358/02

Dear Officer,

1. We refer to the Material Fact published on March 6, 2015 informing the market of the decision reached by the Committee in case CVM/RJ/2014/11297.

2. With respect to this and in light of the authority provided for in paragraph 6 of article 3 of CVM Instruction No. 358/02, we have determined that the Company must republish, immediately, the Material Fact dated March 6, 2015, in accordance with the following.

a.	The Company must accurately disclose the decision of the Committee (the last two paragraphs of the Extract of the Minutes), so as not to allow misinterpretation of what was effectively decided. Preferably using specific quotations from the actual decision.

b.	The Company must indicate that the statement that PT SGPS is prevented from voting is a value judgment of Oi’s own management with respect to the decision of the Committee.

3. The Company’s response must include a copy of this Official Letter and be forwarded through the IPE System, under the category Material Fact, delivery option Republication Required.

4. The Superintendency of Corporate Relations, in the exercise of its statutory duties and, based on item II of article 9 of Law 6,385/76 and on articles 7 and 9 of CVM Instruction No. 452/07, may impose a punitive fine in the amount of R$1,000.00 (one thousand reais), without prejudice to other administrative sanctions, for non-compliance with this Official Letter (also sent via e-mail).

Sincerely,

GUILHERME ROCHA LOPES	FERNANDO SOARES VIEIRA

2nd Company Monitoring Manager Active	Corporate Relations Superintendent